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                                                                      Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of John Hancock Variable Life Insurance Company of our report dated February 18, 1998, included in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 33-62895) and the related Prospectus of John Hancock Variable Life Insurance Company.

Our audits also included the financial statement schedules of John Hancock Variable Life Insurance Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                              ERNST & YOUNG LLP

Boston, Massachusetts
March 27, 1998